UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 25, 2004

ART TECHNOLOGY GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-26679	04-3141918
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

25 First Street, Cambridge, Massachusetts		02141
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 386-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.
SIGNATURES

Item 2.05 Costs Associated with Exit or Disposal Activities.

     On October 25, 2004, the President and Chief Executive Officer of Art Technology Group, Inc. (the Company), having the appropriate level of authority, committed the Company to effect headcount reductions and facilities consolidation under a plan of termination.

     The plan, which will be implemented over a period of several weeks beginning October 25, 2004, includes a worldwide headcount reduction and a reduction in the amount of space occupied by the Company in its headquarters facility in Cambridge, Massachusetts. The headcount reductions are being undertaken to better align the Company’s headcount with management’s revenue projections and changing staffing requirements as a result of strategic product realignments and the Company’s impending acquisition of Primus Knowledge Solutions, Inc. The facilities consolidation reflects management’s judgment that the space to be vacated is not needed in order to efficiently run the Company’s operations.

     The Company expects to incur material charges under this plan during the fourth quarter of 2004, including costs of employee severance and lease costs associated with vacated premises. Management has not yet completed its analysis of the costs associated with implementation of this plan, and therefore is not yet in a position to make a good faith estimate of the amount, or range of amounts, of these costs. The Company will amend this Current Report on Form 8-K at such time as management is able in good faith to estimate the amount, or range of amounts, of these costs.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ART TECHNOLOGY GROUP, INC.
Date: October 28, 2004	By:	/s/ Edward Terino
Edward Terino
Senior Vice President and Chief Financial Officer